Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Flexsteel Industries, Inc.

We have audited the consolidated financial statements of Flexsteel Industries, Inc. and subsidiaries (the “Company”) as of June 30, 2007 and 2006, and for each of the three years in the period ended June 30, 2007, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of June 30, 2007, and the effectiveness of the Company’s internal control over financial reporting as of June 30, 2007, and have issued our report thereon dated August 29, 2007; such report is included elsewhere in this Form 10-K. Our audits also included the consolidated financial statement schedules of the Company listed in Item 15. These consolidated financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

August 29, 2007